Exhibit 4.1

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue
Suite 1200
Irvine, California 92614

August 8, 2017
Carpenter Community BancFund, L.P.
Carpenter Community BancFund-A, L.P.
Carpenter Community BancFund-CA, L.P.
c/o Carpenter Fund Manager GP, LLC
5 Park Plaza
Suite 950
Irvine, CA 92614
Re: Investor Rights Agreement
Gentlemen:
This letter will confirm our agreement with Carpenter Fund Manager GP, LLC (the “Manager”), on behalf of, and as general partner of, each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the “Investors”), that pursuant to and effective as of the consummation of the merger (the “Merger”) of Plaza Bancorp (“Plaza”) with and into Pacific Premier Bancorp, Inc. (“PPBI”), pursuant to that certain Agreement and Plan of Reorganization dated as of August 8, 2017, by and between Plaza and PPBI (the “Merger Agreement”), the Manager, on behalf of the Investors, shall be entitled to the following rights, in addition to any rights specifically provided to all shareholders of PPBI. All terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement.
1.    Board Representation.
(i)    The Manager has identified James B. Jones to PPBI and Pacific Premier Bank (“Pacific Premier”) or, if Mr. Jones is unable to serve, the Manager will identify another individual mutually acceptable to the Manager and PPBI (the “Manager Nominee”) to potentially serve on the Board of Directors of PPBI (the “PPBI Board”) and the Board of Directors of Pacific Premier Bank (the “Pacific Premier Board”). If requested by the Manager prior to the effectiveness of the Merger, PPBI and Pacific Premier Bank agree that, upon such effectiveness, each will appoint such Manager Nominee to the PPBI Board and to the Pacific Premier Board, subject to: (a) such Manager Nominee being qualified to serve as a member of the PPBI Board and the Pacific Premier Board under all applicable corporate governance policies or guidelines of PPBI and Pacific Premier, and applicable legal, regulatory and stock market requirements, (b) the reasonable approval of the Corporate Governance and Nominating Committee of the PPBI Board (such approval not to be unreasonably withheld or delayed) and (c) the receipt of any necessary regulatory approvals.
(ii)    From and after the Merger, and for so long as the Investors’ beneficial ownership (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the issued and outstanding shares of the common stock of PPBI (“Investors’ Beneficial Ownership”) is equal to 9.90% or more, PPBI will take all lawful action to, if requested by the Manager, (i) elect the Manager Nominee to the Pacific Premier Board and (ii) nominate and recommend to its shareholders the Manager Nominee for election to the PPBI Board at PPBI’s annual meeting of shareholders. If so requested by the Manager, PPBI shall use its reasonable best efforts to cause the Manager Nominee to be elected as a director of PPBI, and PPBI shall solicit proxies for such person to the same extent as it does for any of its other nominees to the PPBI Board. The Manager shall notify PPBI of any proposed Manager Nominee to the PPBI Board, in writing, no later than the latest date on which shareholders of PPBI may make nominations to the PPBI Board in accordance with the bylaws of PPBI, together with all information concerning such nominee reasonably requested by PPBI, so that PPBI can comply with applicable disclosure rules (the “Nominee Disclosure Information”); provided that in the event the Manager fails to provide any such notice, the Manager Nominee shall be the person then serving as the Manager Nominee as long as the Manager provides the Nominee Disclosure Information to PPBI promptly upon request by PPBI.
(iii)    If the Manager Nominee ceases to serve as a director of the PPBI Board and/or the Pacific Premier Board for any reason (other than due to the fact that the Investors’ Beneficial Ownership falls below the threshold set forth in this letter agreement), PPBI shall, if so requested by the Manager, use its reasonable best efforts to take all action required to fill the vacancy or vacancies created thereby with an individual designated by the Manager (a “Manager Successor Designee”) to serve in place of such Manager Nominee for the remainder of the term that the Manager Nominee who is being replaced would have served if he or she had not been replaced, subject to such Manager Successor Designee being reasonably acceptable to PPBI and qualified to serve as a member of the PPBI Board and the Pacific Premier Board under all applicable corporate governance policies or guidelines of PPBI and Pacific Premier and applicable legal, regulatory and stock market requirements. During any period when a Manager Nominee is not serving on the PPBI Board or Pacific Premier Board but the Manager is entitled to have board representation hereunder, the Manager shall be entitled to receive all materials distributed for or at all meetings (telephonic or otherwise) of the PPBI Board and the Pacific Premier Board and their respective committees, except for any documents subject to an attorney-client or attorney-client work product privilege.
(iv)    Subject to subsection 1(v) below, if a Manager Nominee is nominated by PPBI but not elected to the PPBI Board, PPBI shall, if so requested by the Manager, immediately increase the size of the PPBI Board and appoint an individual designated by the Manager and reasonably acceptable to PPBI (such individual to be different from the individual who was not elected by the shareholders of PPBI) to the PPBI Board.
(v)    Anything to the contrary provided in this Section 1 notwithstanding, no increase in the size of the PPBI Board shall be required by this Section 1 if it would cause the size of the PPBI Board to exceed the maximum size permitted under PPBI’s Amended and Restated Certificate of Incorporations (“Certificate of Incorporation”) or Amended and Restated Bylaws (“Bylaws”); provided that PPBI shall use its reasonable best efforts to amend such Certificate of Incorporation or Bylaws to increase the number of directorships necessary to appoint the individual designated by the Manager, including, without limitation, submitting a shareholder proposal to amend the Certificate of Incorporation or Bylaws to increase the number of seats submitted to a vote of shareholders at PPBI’s next annual meeting of shareholders.
(vi)    At such time as the Investors’ Beneficial Ownership is less than 9.90% the Manager will have no further rights under this letter agreement, and at the written request of the PPBI Board, the Manager shall use its reasonable best efforts to cause the Manager Nominee to resign from the PPBI Board as promptly as possible thereafter, and at the written request of the Pacific Premier Board, the Manager shall use its reasonable best efforts to cause the Manager Nominee to resign from the Pacific Premier Board as promptly as possible thereafter.

2.    Resale Registration Statement.
(i)    PPBI agrees to cause to be included in the Registration Statement for registration for resale those shares of PPBI Common Stock to be issued to the Investors as Merger Consideration (such shares, together with any shares issued or issuable upon any stock split, distribution, recapitalization or similar event, the “Registrable Securities”). PPBI further agrees to maintain the effectiveness of the Registration Statement and cause the Registration Statement and any related prospectus or prospectus supplement to be appropriately updated as described in paragraph (v) below until the Registrable Securities may be freely traded without a prospectus pursuant to Rule 144 of the Securities Act or otherwise (such period of time, the “Effectiveness Period”).
(ii)    Each Investor shall prepare and furnish such information relating to it and its Affiliates as may be reasonably required in connection with the preparation of the Registration Statement, and the Investors and their legal advisors shall have the right to review the Registration Statement prior to its filing.
(iii)    Each Investor agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each Investor further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform PPBI thereof and to take the necessary steps to correct the Registration Statement.
(iv)    PPBI agrees to advise the Investors, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
(v)    In connection with PPBI’s registration obligations hereunder, PPBI shall:
(a)    (1) prepare and file with the SEC such amendments, including post-effective amendments, to such Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements as necessary in order to register for resale under the Securities Act all of the Registrable Securities and (2) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act, in each of the cases of clauses (1) and (2) so that the Registration Statement and prospectus or prospectus supplement may be used continuously by the Members to sell the Registrable Securities throughout the Effectiveness Period;
(b)    cooperate with the Investors so that the shares of Registrable Securities are DTC-eligible from and after the time that the Registration Statement is declared effective by the SEC; and
(c)    make all required periodic filings with the SEC such that, following the time at which the Registrable Securities become eligible to be sold pursuant to Rule 144 of the Securities Act, the Registrable Securities do not become ineligible to be sold pursuant to Rule 144 of the Securities Act.

3.    Non-Solicitation.
(i)    Manager agrees that for a period of two (2) years following the Closing Date, Manager and the Investors will not directly or indirectly:
(a)    solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Plaza or its Subsidiaries prior to the Closing (“Plaza Employees”); provided, however, that the foregoing shall not apply to any Plaza Employee (1) who does not become an employee of PPBI or any of its Subsidiaries or is terminated by PPBI or any of its Subsidiaries without cause on or after the Closing Date; or (2) whose employment terminated more than six months prior to the time that such Plaza Employee is first solicited for employment following the Closing Date; or
(b)    knowingly (1) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Plaza or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with PPBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Manager from conducting or engaging in business with any Person who was not solicited in violation of Section 3(i)(b)(2), or (2) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Manager or the Investors from exercising their discretion relating to their business banking relationships.
Notwithstanding the foregoing or anything to the contrary contained herein, the parties hereto acknowledge and agree that the restrictions set forth in this Section 3 shall not apply to any affiliate, representative, client or portfolio company of Manager.
(ii)    The Manager acknowledges and agrees that the business conducted by Plaza and its Subsidiaries is highly competitive and that the covenants made by the Manager in this Section 3 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this letter agreement that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Manager and PPBI each consider the restrictions contained in this Section 3 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3 is unenforceable against any party, the provisions of this Section 3 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
(iii)    The Manager acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI’s legitimate business interests and to protect the value of PPBI’s acquisition of Plaza.
(iv)    The Manager will not, at any time during the two-year period referred to in Subsection 3(i) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by

PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.
4.    Termination. This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of the sale of substantially all of the assets PPBI or a change of control of PPBI, which shall be deemed to include any transaction or series of related transactions pursuant to which the shareholders of PPBI prior to such transaction or series of transactions hold less than a majority of the voting power of PPBI or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of PPBI.
5.    Confidential Information. The Manager and each Investor agrees that it will not disclose to any third party any information provided by PPBI or Pacific Premier hereunder, which is not generally available to the public or which is specifically designated by PPBI or Pacific Premier as confidential, except with the prior express approval of PPBI’s Chief Executive Officer, or as may otherwise be required by applicable law.
6.    Federal Securities Laws. Each of the Investors shall comply with all federal securities laws in connection its exercise of its rights under this letter agreement and its purchases and sales of PPBI’s securities, and agrees to be bound by the “insider trading” policy of PPBI during any period during which it is exercising its rights under this letter agreement.
7.    Entire Agreement; Assignment; and Amendment. This letter agreement constitutes the only agreement between the Investors and the Manager, on the one hand, and PPBI and Pacific Premier, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. The rights provided by this letter agreement are personal to the Investors and the Manager and in no event shall such rights be assignable. No amendment, modification, supplement or waiver of any provision of this letter agreement may in any event be effective unless in writing and signed by the parties affected thereby, and then only in the specific instance and for the specific purpose given.
8.    Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile and pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties hereto need not execute the same counterpart.
9.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this letter agreement may be commenced on a non-exclusive basis in the California Courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such California Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The Manager and Investors agree, and any representative of the Manager and Investors will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by them in connection with their rights under this letter agreement.
Very truly yours,
PACIFIC PREMIER BANCORP, INC.

By:    __/s/ Steve Gardner___________________
Name: Steve Gardner
Title President and Chief Executive Officer

AGREED AND ACCEPTED:
Carpenter Community BancFund, L.P., and
Carpenter Community BancFund-A, L.P., and
Carpenter Community BancFund-CA, L.P.
By: Carpenter Fund Manager GP, LLC
Their General Partner
By:    /s/ James B. Jones_____________________
Name: James B. Jones
Title: Managing Member